UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14 (a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

HALIFAX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HALIFAX CORPORATION
5250 Cherokee Avenue
Alexandria, Virginia 22312

ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders:

     It is my pleasure to invite you to attend the Annual Meeting of Halifax Shareholders. We will be holding the Annual Meeting on Wednesday, July 23, 2003 at 10:00 a.m., local time, at the Sheraton Pentagon South Hotel, 4641 Kenmore Avenue, Alexandria, VA 22304.

     During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting of Shareholders and proxy statement and report on the Company’s business operations.

     This booklet includes the Notice of Annual Meeting of Shareholders and proxy statement. The 2003 Annual Report to Shareholders is also enclosed. The proxy statement provides information about Halifax in addition to describing the business we will conduct at the Annual Meeting.

     We encourage your attendance and look forward to seeing you at the meeting, but whether or not you plan to attend, your vote is very important to us. Information about voting procedures can be found in the proxy statement and on the stub portion of the enclosed proxy card. Please return a signed proxy card so that you can be sure your shares will be voted.

Sincerely,
Charles L. McNew President and Chief Executive Officer

HALIFAX CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JULY 23, 2003

To the Shareholders of Halifax Corporation:

     NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders (the “Annual Meeting”) of Halifax Corporation (the “Company”) will be held at the Sheraton Pentagon South Hotel, 4641 Kenmore Avenue, Alexandria, VA 22304 on Wednesday, July 23, 2003, at 10:00 a.m., local time.

     We are holding the meeting for the following purposes:

1.	The election of six (6) directors, each for a one (1) year term;

2.	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2004; and

3.	The transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

     The Board of Directors is not aware of any other matters to be brought before the Annual Meeting.

     The Board of Directors has fixed the close of business on June 12, 2003, as the record date for the determination of shareholders entitled to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

     In addition to the proxy statement, proxy card and voting instructions, a copy of the Company’s 2003 Annual Report to Shareholders, which is not part of the proxy card soliciting materials, is enclosed.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING PLEASE SUBMIT YOUR PROXY CARD AS SOON AS POSSIBLE. PLEASE REVIEW THE INSTRUCTIONS ON THE PROXY CARD REGARDING YOUR VOTING OPTIONS. YOU CAN REVOKE A PROXY AT ANY TIME PRIOR TO ITS EXERCISE AT THE MEETING BY FOLLOWING THE INSTRUCTIONS IN THE ENCLOSED PROXY STATEMENT.

By Order of the Board of Directors
Alexandria, Virginia June 20, 2003	Ernest L. Ruffner Secretary

HALIFAX CORPORATION
5250 Cherokee Avenue
Alexandria, Virginia 22312

PROXY STATEMENT

     The Annual Meeting of Shareholders (the “Annual Meeting”) of Halifax Corporation (the “Company”) will be held on Wednesday, July 23, 2003, at 10:00 a.m., local time, at the Sheraton Pentagon South Hotel, 4641 Kenmore Avenue, Alexandria, Virginia 22304, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and described more fully below. The approximate date on which this proxy statement and the accompanying proxy card will first be sent or given to shareholders is June 20, 2003.

     Sending in a signed proxy card will not affect the shareholder’s right to attend the Annual Meeting and vote in person since the proxy card is revocable.

     The enclosed proxy is being solicited on behalf of the Board of Directors of the Company for use in voting at the Annual Meeting, including any postponements or adjournments thereof.

     The Board of Directors is not aware of any other matter to be brought before the Annual Meeting.

Costs of Proxy Solicitation

     The cost of preparing, assembling and mailing the notice, proxy statement and proxy card and miscellaneous costs with respect to the same will be paid by the Company. The Company may, in addition, use the services of its officers, directors and employees to solicit proxies personally or by telephone and telegraph, but at no additional salary or compensation. The Company intends to request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the proxy materials to those persons for whom they hold shares and to request authority for the execution of proxies. The Company will reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

Proxies and Voting

     A proxy card is enclosed. If properly executed and received in time for voting, and not revoked, the enclosed proxy card will be voted according to your directions. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. Please review the voting instructions on the proxy card and read the entire text of the proposals prior to voting your proxy card. If your proxy is signed and returned without specifying a vote on any proposal, it will be voted according to the recommendations of the Board of Directors on that proposal.

     You may revoke your proxy card at any time before it is voted at the meeting by taking one of the following actions: (1) by giving timely written notice of the revocation to the Secretary; (2) by executing and delivering a later dated proxy card; or (3) by voting in person at the Annual Meeting.

     The enclosed proxy card confers discretionary authority to vote with respect to any and all of the following matters that may come before the Annual Meeting: (i) matters about which the Company did not receive notice prior to April 30, 2003, (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the Annual Meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this proxy statement and proxy card pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (v) matters incident to the conduct of the Annual Meeting. In connection with such matters, the persons named in the enclosed proxy card will vote in accordance with their best judgment.

SHARES OUTSTANDING AND VOTING RIGHTS

     Only shareholders who held shares of the Company’s common stock, par value $0.24 per share (the “Common Stock”), of record at the close of business on June 12, 2003 (the “Record Date”), will be entitled to notice of and vote at the Annual Meeting. As of the Record Date, there were 2,176,363 shares of Common Stock outstanding. The holders of the Common Stock are entitled to receive notice and vote at the Annual Meeting. In order for a quorum to be present at the Annual Meeting, one-third of the shares of Common Stock as of the close of business on the Record Date must be present in person or represented by proxy at the Annual Meeting. All such shares that are present in person or represented by proxy at the Annual Meeting will be counted in determining whether a quorum is present, including abstentions and broker non-votes.

     Under the rules of the American Stock Exchange (“AMEX”), brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instruction from beneficial owners. Such votes are known as “broker non-votes,” and are counted for purposes of determining the presence of a quorum, but are not counted for purposes of determining whether a proposal has been approved by the shareholders. A shareholder who abstains from a vote by registering an abstention vote will be deemed present at the meeting for quorum purposes but will not be deemed to have voted on the particular matters. Abstentions and broker non-votes are not counted as votes cast in the election of directors.

     Each share of Common Stock outstanding is entitled to one vote on each matter which may be brought before the Annual Meeting. Directors are elected by a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote. Approval of the ratification of the independent accountants and each other matter to be voted upon, if any, requires the affirmative vote of a majority of the votes of shares present or represented at the meeting and entitled to vote on such matter.

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

     The following table sets forth as of June 12, 2003: (1) the number of shares of the Common Stock owned beneficially by each person who owned of record, or is known by the Company to have owned beneficially, more than 5% of such shares then outstanding; (2) the number of shares owned by each director and the Chief Executive Officer and the four most highly compensated executive officers of the Company whose salary and bonus totaled $100,000 or more during fiscal 2003 (the “Named Executive Officers”); (3) each nominee for director; and (4) the number of shares owned beneficially by all executive officers and directors as a group. Information as to the beneficial ownership is based upon statements furnished to the Company by such persons.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership		Percent

Research Industries Incorporated (1)(2)(3)(4)	825,707	(5)	37.9%
123 North Pitt Street Alexandria, Virginia 22314

Estate of Arch C. Scurlock,(1)	838,735	(6)	38.3
123 North Pitt Street Alexandria, Virginia 22314

Arch C. Scurlock, Jr. (2)(3)	17,150		*
123 North Pitt Street Alexandria, Virginia 22314

John H. Grover (4)	12,097	(7)	*
123 North Pitt Street Alexandria, Virginia 22314

John M. Toups	16,597	(8)	*
5250 Cherokee Avenue Alexandria, Virginia 22312

Thomas L. Hewitt	5,533	(9)	*
5250 Cherokee Avenue Alexandria, VA 22312

Daniel R. Young	667	(10)	*
5250 Cherokee Avenue Alexandria, VA 22312

Charles L. McNew	7,500	(11)	*
5250 Cherokee Avenue Alexandria, VA 22312

Thomas J. Basile	700	(12)	*
5250 Cherokee Avenue Alexandria, VA 22312

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership		Percent

Hugh M. Foley	—		*
5250 Cherokee Avenue Alexandria, VA 22312

James L. Sherwood, IV	7,225	(13)	*
5250 Cherokee Avenue Alexandria, VA 22312

Joseph Sciacca	2,225	(14)	*
5250 Cherokee Avenue Alexandria, VA 22312

All officers and directors as a	69,694	(15)	3.2
group, (10) persons

*	Less than 1%

(1)	Share ownership excludes certain amounts. See footnote 5. Dr. Scurlock served as Chairman of the Board of Directors of the Company until his death on December 9, 2002. Dr. Scurlock also served as President of Research Industries Incorporated and owned 95% of its capital stock. Dr. Scurlock’s wife, as executrix of his estate, has sole voting and dispositive power of the Common Stock held directly by Research Industries Incorporated. Dr. Scurlock was the father of Arch C. Scurlock, Jr.

(2)	Mr. Scurlock, Jr. is a Vice President and Director of Research Industries Incorporated and a beneficiary of the estate.

(3)	Includes 17,150 shares held directly, excludes shares held by Research Industries Incorporated, a company in which Mr. Scurlock is a shareholder, director and executive officer (see note 2 above) with respect to which Mr. Scurlock disclaims beneficial ownership due to his lack of voting or dispositive power with respect to such shares.

(4)	Mr. Grover is also a 5% owner, a director and President and Treasurer of Research Industries Incorporated. (See note 1 above)

(5)	Excludes 170,648 shares of Common Stock which the Company’s 7% Convertible Subordinated Debenture issued January 27, 1998 and held by Research Industries Incorporated which securities are convertible into within 60 days of the Record Date. The face amount of the Company’s 7% Convertible Subordinated Debenture is $2.0 million and is convertible at a rate of $11.72 per share. The Company’s closing stock price was $3.58 on June 12, 2003. Research Industries, Incorporated also holds $690,000, $310,000, $500,000 and $500,000 face amount of the Company’s Promissory Notes issued October 8, 1998, October 13, 1998, November 2, 1998 and November 5, 1998, respectively. No action with respect to the Company’s 7% Convertible Subordinated Debenture and the Promissory Notes may be taken without the consent of the Company’s senior lender to the loan agreement with such lenders..

(6)	Includes 825,707 shares held by Research Industries, Incorporated in which Dr. Scurlock’s estate is a majority shareholder, (see note 1 above) as well as 13,028 shares subject to options granted pursuant the Non-Employee Director Stock Option Plan which are exercisable within 60 days of the Record Date

     .

(7)	Includes 12,097 shares subject to options granted pursuant the Non-Employee Director Stock Option Plan which are exercisable within 60 days of the Record Date. Excludes shares held by Research Industries Incorporated, a company in which Mr. Grover is a shareholder, director and President (see note 3 above) with respect to which Mr. Grover disclaims beneficial ownership due to his lack of voting or dispositive with respect to such shares.

(8)	Includes 4,500 shares held directly as well as 12,097 shares subject to options granted pursuant to the Non-Employee Director Stock Option Plan which are exercisable within 60 days of the Record Date.

(9)	Includes 5,533 shares subject to options granted pursuant to the Non-Employee Director Stock Option Plan which are exercisable within 60 days of the Record Date.

(10)	Includes 667 shares subject to options granted pursuant to the Non-Employee Director Stock Option Plan which are exercisable within 60 days of the Record Date.

(11)	Includes 7,500 shares held directly.

(12)	Includes 700 shares held directly.

(13)	Includes 2,225 shares held directly as well as 5,000 shares subject to options granted pursuant to the Employee Stock Option Plan which are exercisable within 60 days of the Record Date.

(14)	Includes 2,225 shares held directly.

(15)	Includes 34,300 shares held directly and 35,394 shares subject to options which are exercisable within 60 days of the Record Date. Excludes 838,735 shares of Common Stock beneficiary owned by the Estate of Arch C. Scurlock and 170,648 shares of Common Stock issuable upon the conversion of the 7% Convertible Subordinated Debentures, held by Research Industries, Incorporated, which securities are convertible within 60 days of the Record Date.

PROPOSAL I - ELECTION OF DIRECTORS

     It is with great sadness that we advise shareholders of the death of Dr. Arch C. Scurlock, Sr., the Company’s committed chairman and friend. Dr. Scurlock served as a member of the Board of Directors of the Company for more than twenty-five (25) years. His insights and guidance will be missed. The Board of Directors appointed Arch C Scurlock, Jr., the son of the late Chairman, to fill the vacancy on the Board of Directors created by the death of Dr. Scurlock, Sr.

     The Bylaws of the Company provide that the Company shall be managed by a Board of Directors consisting of between three and seven members, the precise number of directors to be fixed from time to time by resolution of the Board of Directors. The number of directors has been fixed at six.

     Each director is elected to serve until the next annual meeting of shareholders or until the election and qualification of his respective successor. The Board of Directors has nominated the nominees named below, which nominees are currently serving as directors and have indicated their willingness to continue serving as directors. The Board of Directors knows of no reason why such nominees would be unable to serve as directors. The Company expects each nominee to be able to serve if elected, but if any nominee notifies the Company before the meeting that he is unable to do so, then the proxies will be voted for the remainder of those nominated and, as designated by the directors, may be voted (i) for a substitute nominee or nominees, or (ii) to elect such lesser number to constitute the whole Board of Directors as equals the number of nominees who are able to serve.

     The following table sets forth the name and age of each of the nominees to the Board of Directors of the Company, together with their respective periods of service as directors and other positions with the Company:

		Date First
Nominee	Age	Elected	Principal Occupation and Employment; Other Background

John H. Grover	75	1984	John H. Grover, presently Chairman of the Board of Directors, has been a Director of the Company since 1984. In December 2002, Mr. Grover became President of Research Industries Incorporated, a private investment company. Prior to that, he served as Executive Vice President, Treasurer and Director of Research Industries Incorporated since 1968, and as a Director of TransTechnology Corporation from 1969 to 1992.

Charles L. McNew	51	2000	Charles L. McNew joined the Company in July 1999 and was appointed President and Chief Executive Officer on May 8, 2000. Mr. McNew became a director of the Company in 2000. He had been acting President and Chief Executive Officer from April 14, 2000 to May 7, 2000 and prior to that was Executive Vice President and Chief Financial Officer. Prior to joining the Company, from July 1994 through July 1999, Mr. McNew was Chief Financial Officer and later Chief Operating Officer of NumereX Corporation, a public Company which develops and markets communications and information products and services.

John M. Toups	77	1993	John M. Toups served as President and Chief Executive Officer of Planning Research Corporation (PRC), a government IT service company, from 1978 to 1987. Prior to that he served in various executive positions with PRC. For a short period of time in 1990, he served as interim Chairman of the Board of Directors and Chief Executive Officer of the National Bank of Washington and Washington Bancorp and is currently a Director of CACI International, Inc., an information technology company, NVR, Inc. a home builder company, Thermatrix, Inc., an air emissions control technology company, Andrulis Corporation, an information systems company and GTSI, a reseller of software/hardware company. Mr. Toups became a director of the Company in 1993.

Daniel R. Young	69	2001	Daniel R. Young became a Director of the Company in March 2001. Mr. Young, former Vice Chairman and Chief Executive Officer of Federal Data Corporation (FDC), a government IT service company, retired recently after having served in various executive capacities for more than two decades. He joined FDC in 1976 as the Executive Vice President, and in 1985, was elected President and Chief Operating Officer. Following the acquisition in 1995 of FDC by The Carlyle Group, a private investment group, Mr. Young assumed the position of President and Chief Executive Officer. In 1998, he was elected Vice Chairman of the Board of Directors. Before joining FDC, Mr. Young was an executive of Data Transmission Company. He ultimately became Executive Vice President, and, prior to that, held various engineering, sales and management positions at Texas Instruments, Inc., a computer equipment manufacturer. He also served in the U.S. Navy as a sea officer.

		Date First
Nominee	Age	Elected	Principal Occupation and Employment; Other Background

Thomas L. Hewitt	63	2000	Thomas L. Hewitt founded Federal Sources in December of 1984, a market research and consulting firm, and served as the Federal Sources’ Chief Executive Officer until the recent sale of the Federal Sources in 2000. Prior to founding Federal Sources, Mr. Hewitt served as a Senior Vice President of Kentron, an information technology professional services company acquired by PRC, and held several senior level positions at Computer Science Corporation, an information technology systems integration company, including President of the Infonet Government Systems Division and VP of Program Development of the Systems Group. Mr. Hewitt became a director of the Company in 2000.

Arch C. Scurlock, Jr.	56	2003	Arch C. Scurlock, Jr. has served as Vice President of Research Industries Incorporated since 1987 and as a director of Research Industries, Incorporated since 1983. From 1977 to 1987, Mr. Scurlock was a chemical engineer at Atlantic Research Corporation, a government research company. Mr. Scurlock is the son of the late Dr. Scurlock, Sr. He has served as a member of the Board of Directors since March 2003.

Governance of the Company

     The business of the Company is managed under the direction of the Board of Directors. The Board of Directors has the responsibility for establishing corporate policies and for the overall performance of the Company. The Board of Directors meets quarterly during the year to review significant developments affecting the Company and to act upon matters requiring the Board of Directors approval. In addition, the Board of Directors receives monthly reports of significant activities that occur between meetings. It also may hold special meetings when important matters require Board of Directors action between scheduled quarterly meetings. Members of senior management attend Board of Directors meetings to report on and discuss their areas of responsibility. During fiscal year 2003, there were four (4) meetings of the Board of Directors.

     All directors attended all of the meetings of the Board of Directors and each meeting of the committee(s) on which he served.

The Board’s Committees and Their Functions

     The Board of Directors has established a number of committees, including the Audit Committee, the Compensation and Employee Benefits Committee, and the Nominating Committee, each of which is briefly described below.

     The Audit Committee assists the Board in maintaining the integrity of the Company’s financial statements, and of its financial reporting processes and systems of internal audit controls, and the Company’s compliance with legal and regulatory requirements. The Audit Committee reviews the scope of independent and internal audits and assesses the results. The Audit Committee meets with management to consider the adequacy of the internal controls and the objectivity of financial reporting. The Audit Committee also meets with the independent auditors and with appropriate financial personnel concerning these matters. The Audit Committee selects, compensates, and appoints the Company’s independent auditors. The independent auditors periodically meet alone with the Audit Committee and always have unrestricted access to the Audit Committee. The Audit Committee, which currently consists of Messrs. Toups, Young and Hewitt, met four (4) times in 2003. The Board of Directors believes Messrs. Toups, Young and Hewitt meet the independence standards of the rules promulgated by the AMEX and the Securities Exchange Commission.

     The Compensation and Employee Benefits Committee administers incentive compensation plans, including stock option plans, and advises the Board of Directors regarding employee benefit plans. The Compensation and Employee Benefits Committee establishes the compensation structure for senior managers of the Company, approves the compensation of senior executives of the Company, and makes recommendations to the Board of Directors with respect to compensation of the Chief Executive Officer. The Compensation and Employee Benefits Committee members are Messrs. Grover and Toups, each are nonemployee directors. During the year ended March 31, 2003, the committee held two (2) meetings.

     The Nominating Committee advises and makes recommendations to the Board of Directors on all matters concerning directorships, including compensation of directors and the selection of candidates as nominees for election as directors. The Nominating Committee currently consists of Messrs. Grover and Toups, nonemployee directors, and held one (1) meeting in 2003. On April 25, 2003, the Nominating Committee recommended to the Board of Directors the slate of directors for election at the Annual Meeting.

     In recommending Board of Directors candidates, the Nominating Committee seeks individuals of proven judgment and competence who are outstanding in their respective fields. The Nominating Committee considers such factors as experience, education, employment history, special talents or personal attributes, anticipated participation in Board of Directors activities, and geographic and other diversity factors. Shareholders who wish to recommend qualified candidates should write to: Ernest L. Ruffner, Secretary, Halifax Corporation, 5250 Cherokee Avenue, Alexandria, VA 22312, stating in detail the qualification of such persons for consideration by the Nominating Committee.

Independence of Directors

     The Board of Directors has determined non-employee directors Messrs. Toups, Hewitt and Young are “independent” within the definitions contained in the current and proposed rules by the American Stock Exchange; while Messrs. Grover and Scurlock, Jr. are not independent because they are directors and officers of the Company’s largest shareholder, Research Industries, Incorporated and Mr. McNew is not independent because he is the President and Chief Executive Officer of the Company. In addition, the Board of Directors has determined that each member of the Audit Committee is “independent” within the definition of the rules of AMEX and the Securities and Exchange Commission.

Director Compensation

     Directors who are not officers of the Company receive an annual fee of $1,000. During the fiscal year ended March 31, 2003, Directors also received $2,000 and reimbursement of expenses incurred for each meeting of the Board of Directors which they attended. Each Director is granted options to purchase 5,000 shares of Common Stock on the first of the month following the date of the annual meeting of shareholders on which they are initially elected and options to purchase up to 2,000 shares of Common Stock on each annual reelection by the shareholders as a Director of the Company. Such options are granted at an exercise price equal to or greater than the fair market value of the Common stock on the date of grant.

     The following table sets forth information concerning options granted to non-employee directors as of March 31, 2003.

Non-Employee Directors Stock Option Plan

					Potential Realizable Value at
		Percent Total			Assured Annual Rates of Stock
		Options Granted	Exercise		Price Appreciation for
	Options	to Employees in	or Base
Name	Granted	Fiscal Year	Price ($)	Expiration Date	Option Term(1)

					5%($)	10%($)

Arch C. Scurlock,* Chairman of the Board	1,000 (2)	2%	$5.00	10/2012	$8,114	$12,969
John H. Grover Director	1,000	2	5.00	10/2012	8,114	12,969
John M. Toups Director	1,000	2	5.00	10/2012	8,114	12,969
Thomas L. Hewitt Director	1,000	2	5.00	10/2012	8,114	12,969
Daniel R. Young Director	1,000	2	5.00	10/2011	8,114	12,969
TOTAL					$40,720	$64,845

*	Deceased

(1)	Represents the potential realizable value assuming that the market price of the underlying security appreciates at annualized rates of 5 and 10 percent over the term of the award.

(2)	Options to purchase 833 shares of Common Stock expired upon Dr. Scurlock’s passing.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES FOR DIRECTOR.

PROPOSAL II- RATIFICATION OF APPOINTMENT OF
INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee has selected the firm of Deloitte & Touche LLP to serve as independent accountants for the Company and its subsidiaries for the year ending March 31, 2004, subject to the ratification of such appointment by the shareholders. Deloitte & Touche LLP has served as the Company’s independent accountants since the year ended March 31, 2000.

     In the unlikely event that the Shareholders do not ratify the appointment of Deloitte & Touche LLP as independent public accountants, the Audit Committee will consider, but is not required to, select another independent public accountants.

     The Company was advised by Deloitte & Touche LLP that no member of Deloitte & Touche LLP has any direct or indirect interest in the Company or any of its subsidiaries or has had, since its appointment, any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting and, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Aggregate fees for professional services rendered for the Company by Deloitte & Touche LLP as of or for the years ended March 31, 2003 and 2002 were:

	2003	2002

Audit Fees	$237,000	$180,000
Audit Related Fees	—	—
Tax Fees	28,500	37,000
All Other Fees	—	—
Total	$265,500	$217,000

     Audit Fees. The Audit Fees billed by Deloitte & Touche LLP for the fiscal years ended March 31, 2003 and March 31, 2002, respectively, were for professional services rendered for the audits of the financial statements of the Company, quarterly reviews, issuance of consents, and assistance with the review of documents filed with the Securities and Exchange Commission.

     Audit-Related Fees. There were no Audit-Related Fees billed by Deloitte & Touche LLP for the fiscal years ended March 31, 2003 and March 31, 2002.

     Tax Fees. The Tax Fees billed by Deloitte & Touche LLP for the fiscal years ended March 31, 2003 and March 31, 2002, respectively, were for services performed in connection with income tax services other than those directly related to the audit of the income tax accrual.

     All Other Fees. There were no All Other Fees billed by Deloitte & Touche LLP for the fiscal years ended March 31, 2003 and March 31, 2002.

     The aggregate fees included in Audit Fees are fees billed for the fiscal years for the audit of the registrant’s annual financial statements and reviews of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

     All services performed by Deloitte & Touche LLP were pre-approved by the Audit Committee. The Audit Committee has considered whether the provision of services covered in the preceding paragraphs is compatible with maintaining Deloitte & Touche LLP’s independence.

Pre-Approval Policies and Procedures

     The Audit Committee must approve all auditing services and non-audit services provided by Deloitte & Touche LLP. The non-audit services specified in Section 10A(g) of the Exchange Act may not be provided by Deloitte & Touche LLP. The Audit Committee will periodically review fees for services rendered with the full Board of Directors.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT.

EXECUTIVE COMPENSATION

     The following table sets forth information relating to the Named Executive Officers, except as otherwise indicated at the close of the fiscal year ended March 31, 2003, for services rendered in all capacities during the fiscal years ended March 31, 2003, 2002 and 2001.

Summary Compensation Table

						Long-Term
		Annual Compensation				Compensation

					Other Annual	Securities
Name and Principal					Compensation	Underlying	All Other
Position	Year	Salary	Bonus		(1)	Options	Compensation

Charles L. McNew (2)	2003	$227,535	—		—	10,000	$5,082	(3)
President and Chief	2002	200,298	—		—	25,000	4,807
Executive Officer	2001	200,000	$30,000		—	25,000	2,085
Joseph Sciacca	2003	$153,926	—		—	16,000	$9,425	(4)
Vice President of Finance	2002	143,466	—		—	10,000	5,317
and Chief Financial Officer	2001	130,931	$22,000		—	25,000	7,017
Hugh M. Foley	2003	$136,000	—		—	5,000	$5,918	(5)
Vice President, Operations	2002	132,882	—		—	2,500	5,894
	2001	125,362	—		—	1,000	5,658
James L. Sherwood, IV	2003	$135,403	—		—	1,000	$7,126	(6)
Vice President, Contracts	2002	133,758	—		—	8,000	4,492
and Administration	2001	127,945	$6,000		—	—	7,156
Thomas J. Basile	2003	$178,557	$52,500	(8)	—	—	$9,705	(7)
Vice President, Sales and	2002	175,170	60,000	(8)	—	5,000	2,449
Marketing	2001	16,827	—		—	45,000	—

(1)	Excludes perquisites and other personal benefits that do not exceed the lesser of $50,000 or 10% of each officer’s total salary and bonus.

(2)	Mr. McNew’s annual base salary is $240,000, but was reduced to $216,000.

(3)	Includes Company contributions of $4,556 to the 401(k) plan, $506 to the health and welfare plans and an automobile allowance of $925.

(4)	Includes Company contributions of $3,078 to the 401(k) plan and $6,347 to the health and welfare plans.

(5)	Includes Company contributions of $1,375 to the 401(k) plan and $4,543 to the health and welfare plans.

(6)	Includes Company contributions of $2,453 to the 401(k) plan and $4,673 to the health and welfare plans.

(7)	Includes Company contributions of $3,305 to the 401(k) plan and $6,400 to the health and welfare plans.

(8)	Amounts earned represents sales commissions.

     The following table sets forth information regarding options to purchase shares of Common Stock granted to the Named Executive Officers during fiscal 2003.

Option Grants in Fiscal Year 2003
1994 Stock Option Plan

	Number of	Percentage of Total			Potential Realized Value at
	Securities	Options Granted	Exercise		Assumed Annual Rates of
	Underlying Options	to Employees in	or Base	Expiration	Stock Price Appreciation for
Name	Granted(1)	Fiscal Year	Price ($)	Date	Option Term(2)

					5%($)	10%($)

Charles L. McNew	10,000	21.7%	$3.10	3/2012	$50,496	$80,406
President/Chief Executive Officer
Joseph Sciacca	10,000	21.7	3.85	7/2012	62,712	99,859
Vice President of Finance and	6,000	13.0	3.10	3/2013	30,297	48,244
Chief Financial Officer
Hugh M. Foley	5,000	10.8	3.10	3/2013	25,247	40,203
Vice President, Operations
James L. Sherwood, IV	1,000	2.1	3.10	3/2013	5,050	8,041
Vice President, Contracts & Administration
Thomas J. Basile	—	—	—	—	—	—
Vice President, Sales and Marketing

(1)	On July 16, 2002, options were granted to Joseph Sciacca (10,000). On March 20, 2003, options were granted to the following individuals: Charles L. McNew (10,000), Joseph Sciacca (6,000), James L. Sherwood (1,000) and Hugh M. Foley (5,000).

(2)	Represents the potential realizable value assuming that the market price of the underlying security appreciates at annualized rates of 5 and 10 percent over the term of the award.

     The following table sets forth the information regarding option exercises by the Named Officers during fiscal 2003.

Aggregated Option Exercises and Fiscal Year-End Option Value

			Number of Securities
	Shares		Underlying Unexercised		Value of Unexercised In-The-
	Acquired on	Value ($)	Options at Fiscal Year-End		Money Options at Fiscal Year-End
Name	Exercise (#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Charles L. McNew	—	—	—	105,000	—	—
President & Chief Executive Officer
Joseph Sciacca	—	—	—	51,000	—	24,985
Vice President of Finance and Chief Financial Officer
James L. May	—	—	—	17,500	—	9,736
Vice President, Operations
Thomas J. Basile	—	—	—	50,000	—	55,741
Vice President, Sales & Marketing
James L. Sherwood, IV	—	—	5,750	13,250	—	9,697
Vice President, Contracts & Administration

Severance Arrangements

     On May 8, 2000, the Company entered into an Executive Severance Agreement (“Agreement”) with Mr. McNew, the Company’s President and Chief Executive Officer. The Agreement provides benefits under certain circumstances including a change in control of the Company and remains in effect so long as Mr. McNew continues to be employed by the Company. It confirms that employment is at will and provides for termination without additional compensation in the event of death, resignation, retirement or “for cause,” as defined in the Agreement. Except in connection with a change of control event as defined in the Agreement termination for any other reason results in compensation equal to twelve months salary. In the event of termination within one year after a change in control, Mr. McNew would receive compensation equal to twenty-four months salary subject to statutory limitations. In the event Mr. McNew was terminated without cause, on March 31, 2003, he would be entitled to a termination payment of approximately $432,000.

     The Company entered into termination/separation agreements on March 15, 2001, with Mr. Basile; on May 10, 2000 with Mr. Sciacca; on November 15, 1999 with Mr. Sherwood; and on January 17, 2003 with Mr. Foley. On March 20, 2003, Mr. Sciacca’s termination/separation agreement was modified to increase the period of payment in the event of termination without cause from six to nine months. For the above named individuals, in the event of involuntary termination without cause, the Company will continue to pay the then current individual’s salary for a period of six months (nine months for Mr. Sciacca) from the date of termination. In the event Messrs. Basile, Sciacca, Sherwood or Foley were terminated, without cause, on March 31, 2003, they would each be entitled to a termination payment of approximately $87,500, $120,000, $66,900 and $68,500, respectively.

PERFORMANCE GRAPH—SHAREHOLDERS RETURN

     Set forth below is a graph comparing the cumulative return of the Standard & Poor’s (“S&P”) 500 Composite Stock Index (“S&P 500”) and the Technology Sector Composite Index compiled by S&P. The graph assumes a $100 initial investment on March 31, 1998 and a reinvestment of dividends in the Company and each of the companies reported in the indices through March 31, 2003.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG HALIFAX CORPORATION, THE S & P 500 INDEX
AND THE S & P INFORMATION TECHNOLOGY INDEX

*$100 invested on 3/31/98 in stock or index-including reinvestment of dividends. Fiscal year ending March 31.

Copyright © 2002, Standard & Poor’s a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/s&p.htm

	Cumulative Total Return

	3/98	3/99	3/00	3/01	3/02	3/03
Halifax Corporation	100.00	83.27	80.50	28.20	42.19	33.31
S&P 500	100.00	118.46	139.72	109.43	109.69	82.53
S&P Information Technology	100.00	164.43	297.44	114.72	106.22	71.53

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors of the Company has reviewed and discussed the consolidated financial statements of the Company and its subsidiaries to be set forth in the Corporation’s 2003 Annual Report to shareholders on Form 10-K for the year-end March 31, 2003, with management of the Company and Deloitte & Touche LLP, independent public accountants for the Company.

     The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, which includes among other items, matters relating to the conduct of an audit of the Company’s financial statements.

     The Audit Committee has received the written disclosures and letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with Deloitte & Touche LLP their independence from the Company. Based on the review and discussions with management of the Company and Deloitte & Touche LLP referred to above, the Audit Committee has recommended to the Board of Directors that the Company publish the consolidated financial statements of the Company and subsidiaries for the year ended March 31 2003, in the Company’s Annual Report on Form 10-K for the year ended March 31, 2003.

     It is not the primary duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles, that is the responsibility of management and the Company’s independent public accountants. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representations that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of the Company’s independent public accountants with respect to such financial statements.

     This Audit Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of this proxy statement, except to the extent that the Company specifically requests that the Report be specifically incorporated by reference.

     The Board of Directors has adopted a written Audit Committee Charter, which was filed as Appendix A to the proxy statement on Schedule 14A filed with the Securities and Exchange Commission on June 14, 2002.

     Submitted by the members of the Audit Committee of the Board of Directors.

John M. Toups, Chairman Daniel R. Young Thomas L. Hewitt

REPORT OF THE COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE

     The overall philosophy regarding compensation of the Company’s executive officers continues to be based upon the concept that in order to achieve the Company’s objectives of progress, growth and profitability, it is necessary to attract and retain qualified executives who are motivated to provide a high level of performance. A vital element in this motivation is to offer an executive compensation program that is not only competitive but rewards those executives whose efforts enable the Company to achieve its goals. To accomplish this objective, the Committee has an established policy whereby a significant segment of an executive’s total compensation is related directly to performance resulting in the interest of the Company’s executives being parallel with the interests of its shareholders.

     The executive compensation program includes three elements which are intended to constitute a flexible and balanced method of establishing total compensation. These are base salary, annual bonus and stock options. When combined, these elements are intended to provide key executives sufficient motivation and incentives so that their efforts will maximize corporate performance thereby enhancing shareholder value. In accomplishing this objective, the compensation program seeks to balance performance rewards with what is reasonable under the total circumstances including the competitiveness of the executive marketplace.

     The base salaries of the executive officers, including the Chief Executive Officer, are a reflection of the size of the Company, the scope of responsibility of each individual and the extent of experience in their particular positions. Reviewed annually, base salaries are related indirectly to the Company’s performance and marginally related to the cost of living.

     Because of the difficult economic conditions in the marketplace, the management team imposed cost containment measures which included temporary 10% salary reductions to the executive officers, including the Chief Executive Officer, through September 1, 2003. It is currently anticipated that effective September 1, 2003 the salaries will be returned to prior levels. Deferrals of compensation increases as well as other compensation adjustments to certain additional personnel are expected to continue until December 31, 2003. The Compensation Committee approved these measures.

     Mr. McNew was appointed President and Chief Executive Officer effective May 8, 2000. Prior to that, Mr. McNew served as Executive Vice President of the Company from July 1999 and Chief Financial Officer from September 1999. On July 1, 2002, Mr. McNew’s base salary increased to $240,000. On March 1, 2003, Mr. McNew’s salary was temporarily reduced by 10% to $216,000 and will be restored on September 1, 2003 to $240,000. On December 31, 2003, Mr. McNew’s salary will be increased to $250,000.

     The second component of the executive compensation program is incentive compensation related to the achievement of business plan objectives. The business plan and related objectives are reviewed and approved by the Board of Directors. Executives who qualify under the program are monetarily awarded if specific objectives are achieved and can be further rewarded, based upon a formula calculation if assigned objectives are exceeded. Mr. McNew did not earn incentive compensation for the fiscal year ended March 31, 2003. For the fiscal year ended March 31, 2004, Mr. McNew may qualify for incentive compensation, which could total $50,000 or more based on the achievement of certain objectives.

     The final component of the executive compensation program is the 1994 Key Employee Stock Option Plan (“Plan”) which was adopted and approved by the Company’s shareholders at the 1994 annual meeting and is for the benefit of the Company’s key employees, including officers, who meet certain criteria. The purpose of the Plan is to attract, motivate, and retain those highly competent individuals upon whose judgment, initiative, and leadership, the continued success of the Company depends. The Plan is administered by a committee of three members of the Board of Directors who are not eligible to participate in the Plan. Subject to the provisions of the Plan, the Committee has sole discretion and authority to determine from among eligible employees those to whom and time or times at which, options may be granted, the numbers of shares of Common Stock to be subject to each option, and the type of option to be granted. On March 20, 2003, Mr. McNew was granted 10,000 options to acquire Halifax Corporation common stock at $3.10 per share. On March 20, 2002, Mr. McNew was granted 25,000 options to acquire the Company’s common stock at $4.05 per share. On October 5, 1999 and May 18, 2000 Mr. McNew was granted 45,000 and 25,000 options, respectively, to acquire the Company’s common stock at exercise prices of $5.75 and $5.50 per share, respectively.

     No member of the Compensation and Incentive Committee is a former or current officer or employee of the Company or any of its subsidiaries.

John H. Grover John M. Toups

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) reports they file. The Company believes that all of these filing requirements were complied with by its officers and directors and by the other beneficial owners of more than 10% of the Company’s Common Stock except for the late filing of a Form 4 by Thomas L. Hewitt, Charles L. McNew, Joseph Sciacca, Hugh Foley and James L. Sherwood to report options granted by the Company. On making the foregoing statements, the Company has relied upon copies of the reporting forms received by it and certain written representations.

CERTAIN TRANSACTIONS

     During the year ended March 31, 2003, the bank approved and the Company paid $225,000 of interest due to Research Industries, Incorporated, as holder of the Company’s subordinated debt. Mr. Grover is a director, President, Treasurer and shareholder and Mr. Scurlock, Jr. is Vice President and a director of Research Industries Incorporated. The Company’s late Chairman, Dr. Scurlock, Sr. was the President and 95% shareholder of Research Industries, Incorporated.

SHAREHOLDER PROPOSALS

     Pursuant to the proxy rules under the Exchange Act, the Company’s shareholders are notified that the deadline for providing the Company timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the Company’s 2004 Annual Meeting of Shareholders (the “2004 Meeting”) will be May 6, 2004. As to all such matters which the Company does not have notice on or prior to May 6, 2004, discretionary authority shall be granted to the persons designated in the Company’s proxy related to the 2004 Annual Meeting to vote on such proposal. A shareholder proposal regarding the 2004 Annual Meeting must be submitted to the Company at its office located at 5250 Cherokee Avenue, Alexandria, Virginia 22312, by February 20, 2004 to receive consideration for inclusion in the Company’s 2004 proxy materials. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.

OTHER MATTERS

     As of the date of this proxy statement, the Board of Directors knows of no additional matters to be presented for vote of the shareholders at the Annual Meeting, other than the approval of the minutes of the last shareholders’ meeting, which action shall not be construed as approval or disapproval of any of the matters referred to in such minutes, nor has it been advised that others will present any other matters. Should any matters be properly presented at the Annual Meeting for a vote of the shareholders, the proxies will be voted in accordance with the best judgment of the proxy card holders.

ANNUAL REPORT

     This proxy statement is accompanied by the Annual Report to Shareholders for the year ended March 31, 2003 (the “Annual Report”). The Annual Report contains the Company’s audited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

     EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2003 REQUIRED TO BE FILED WITH THE Securities and Exchange Commission WITHOUT CHARGE, EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST TO: HALIFAX CORPORATION, 5250 CHEROKEE AVENUE, ALEXANDRIA, VIRGINIA 22312, ATTENTION: CORPORATE SECRETARY.

By Order of the Board of Directors

Ernest L. Ruffner Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

HALIFAX CORPORATION

July 23, 2003

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS AVOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	☐	John H. Grover
		☐	Charles L. McNew
☐	WITHHOLD AUTHORITY	☐	John M. Toups
	FOR ALL NOMINEES	☐	Daniel R. Young
		☐	Thomas L. Hewitt
☐	FOR ALL EXCEPT	☐	Arch C. Scurlock, Jr.
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ■

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method	☐

2.	Proposal to ratify the appointment of Deloitte & Touche, LLP as Independent Public Accountants of the Company for the fiscal year ending March 31, 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion, upon such other matters as properly may come before the meeting

THE PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR, IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED BY THIS PROXY. DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN THE HALIFAX CORPORATION PROXY STATEMENT.

Should the undersigned be present and choose to vote at the Annual Meeting or at any postponements or adjournments thereof, and after notification to the Secretary of Halifax Corporation at the Annual Meeting of the shareholders decision to terminate this proxy, then the power of such attorneys or proxies shall be terminated and shall have no force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary or by duly executing a proxy bearing a later date.

The undersigned acknowledges receipt with this Proxy, a copy of the Proxy Statement for the Annual Meeting of Shareholders to be held July 23, 2003 and 2003 Annual Report to Shareholders.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE

     PLEASE CHECK IF YOU INTEND TO BE PRESENT AT THE MEETING.       ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

HALIFAX CORPORATION
5250 Cherokee Avenue
Alexandria, Virginia 22312
Annual Meeting of Shareholders to be held on July 23, 2003
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Ernest L. Ruffner and Joseph Sciacca or either of them, as proxies and attorneys in fact with full power of substitution to represent and to vote for the undersigned all shares of Common Stock, $0.24 par value, of Halifax Corporation that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Halifax Corporation to be held on July 23, 2003 and at any postponement or adjournment thereof. The undersigned directs this proxy to vote as indicated below on this proxy card:

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND THE RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

(Continued and to be signed on the reverse side)